Filed pursuant to Rule 424(b)(3)
Registration No. 333-138103

PROSPECTUS SUPPLEMENT NO. 3 DATED November 15, 2007
(to prospectus dated January 19, 2007)

6,933,334 SHARES OF COMMON STOCK

NETSOL TECHNOLOGIES, INC.

This prospectus supplement supplements the prospectus dated January 19, 2007 and prospectus supplements dated March 2, 2007, and September 20, 2007, of NetSol Technologies, Inc. relating to the sale by certain of our stockholders of our shares of common stock. You should read this prospectus supplement in conjunction with the prospectus, the prospectus supplement nos. 1 and 2, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus or prospectus supplements.

The information beginning on page 11 of the prospectus sets forth information with respect to selling security holders and the respective amount of shares of common stock underlying warrants (the “Warrants”) that is beneficially owned by each selling security holder which may be offered according to the prospectus. Effective November 13, 2007, Crestview Capital, LLC assigned its Warrants to purchase 454,546 shares of common stock of the Company to OTA, LLC. This assignment does not change or increase the number of shares offered under the January 19, 2007 prospectus. The information regarding Crestview Capital, LLC is hereby supplemented and amended by the information with respect to these security holders listed in the prospectus.

Footnote 5 is amended and superceded by the following:

(5)
Crestview Capital Master, LLC (“Crestview”) is a limited liability company whose sole manager is Crestview Capital Partners, LLC. Mr. Robert Hoyt is the Manager of Crestview Capital Partners. Mr. Stewart R. Flink and Mr. Daniel Warsh, as managers of Crestview Capital Partners, have voting and/or investment control over the Securities being registered for the account of Crestview Capital Master, LLC. Messrs. Flink and Warsh disclaim beneficial ownership of such shares. Stewart Flink, a manager of Crestview Capital Partners, is the controlling shareholder of Dillon Capital, Inc., a broker-dealer, registered under the NASD. All securities to be resold were acquired in the ordinary course of business. At the time of acquisition, Crestview had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities. The shares of common stock consist of 181,818 shares of common stock issued upon conversion of the Preferred Stock; and, 62,962 as payment of interest due under the Convertible Note. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, because the number of shares of Common Stock into which Crestview’s Preferred Stock and Warrants are convertible and exercisable is limited, pursuant to the terms of such instruments, to that number of shares of Common Stock which would result in Crestview having beneficial ownership of 4.99% of the total issued and outstanding shares of Common Stock (the "Ownership Limitation"), Crestview disclaims beneficial ownership of any and all shares of Common Stock that would cause Crestview to exceed the 4.99% Ownership Limitation.

OTA, LLC is added to the Selling Stockholder table as holding 454,546 shares of common stock being registered in this registration statement. A footnote number (10) is added as follows:

(10)
OTA, LLC (“OTA”) is a limited liability company whose senior managing director is Ira Leventhal. As a managing director, Mr. Leventhal has voting and/or investment control over the Securities being registered for the OTA, LLC. Mr. Leventhal disclaims equitable and beneficial ownership of such shares.

Investing in shares of our common stock involves risks, which are described in “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2007